FOR IMMEDIATE RELEASE

ISSI ANNOUNCES FOURTH QUARTER AND ANNUAL FISCAL YEAR 2008 RESULTS

SAN JOSE, Calif., Oct 28, 2008 /PRNewswire – FirstCall/ — Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the fourth fiscal quarter and fiscal year ended September 30, 2008.

Revenue in the fourth fiscal quarter ended September 30, 2008 was $55.3 million, a 5.4% decrease from revenue of $58.5 million in the June 2008 quarter and a 12.6% decrease from revenue of $63.3 million in the September 2007 quarter. Gross margin for the fourth quarter was 24.2%, compared with 22.8% in the June 2008 quarter and 20.2% in the September 2007 quarter.

Based on its annual impairment analysis performed in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the Company recorded a non-cash charge of $25.3 million in the fourth quarter of fiscal 2008 to write-off the carrying amount of all of its goodwill. A key indicator of this impairment was the Company’s market capitalization which had dropped below the Company’s net book value at fiscal year end. The goodwill write-off does not affect the Company’s day-to-day business operations, cash balance or competitive position. Reflecting the goodwill charge, the Company reported a net loss for the fourth quarter of $24.7 million or ($0.92) per diluted share. On a non-GAAP basis, without the effect of the goodwill charge, net income in the fourth quarter was $0.6 million, or $0.02 per diluted share. These results compare with GAAP net income for the September 2007 fourth quarter of $3.3 million, or $0.09 per diluted share.

Revenue in the fiscal year ended September 30, 2008 was $235.2 million, a decrease of 4.1% from revenue of $245.4 million in fiscal 2007. Gross margin for fiscal 2008 was 22.6%, compared with 19.7% in fiscal 2007. Net loss for fiscal 2008 was $17.8 million, or ($0.60) per diluted share which included the $25.3 million goodwill write-off. On a non-GAAP basis, without the effect of the goodwill charge, net income was $7.6 million, or $0.25 per share. This compares to GAAP net income of $15.4 million, or $0.40 per diluted share for fiscal 2007. The Company had gains on sales of investments of $1.8 million in fiscal 2008 compared to gains of $12.0 million in fiscal 2007.

The Company's cash, cash equivalents and short-term investments totaled $50.0 million at September 30, 2008, compared to $50.8 million at June 30, 2008. In addition, the Company had long-term investments of $19.3 million at September 30, 2008. The Company's inventory at September 30, 2008 totaled $39.2 million, a reduction of $1.6 million from June 30, 2008.

"End market demand weakened considerably in the month of September due to the sudden worldwide economic crisis. As a result, our DRAM revenue declined from the prior quarter and we missed our revenue guidance. However, we were able to achieve the highest quarterly gross margin in several years, "said Scott Howarth, ISSI's President and CEO. "For the year, we increased our non-commodity revenue by 8% over fiscal 2007, increased margins, and remained profitable, excluding the goodwill impairment, during a difficult period in the DRAM industry, and now a difficult economy worldwide. Our balance sheet remains very strong as we had $69.3 million in cash and investments at September 30," added Mr. Howarth.

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ISSI Release
October 28, 2008

Non-GAAP Financial Information

In addition to disclosing results determined in accordance with GAAP, ISSI has disclosed in this press release its non-GAAP net income for the September quarter and fiscal year 2008 that excludes a goodwill write-off. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company’s operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses these non-GAAP measures to manage and assess the profitability and performance of its business and does not consider the goodwill write-off which is a non-cash charge in managing its operations. Specifically, management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to measure management performance for purposes of executive compensation including payments to be made under bonus plans, to assist the public in measuring the Company’s performance, to allocate resources and, relative to the Company’s historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management’s decision to use such non-GAAP measures relates to the goodwill charge being non-cash in nature and the non-GAAP measures being a useful measure of the potential future performance of the Company’s business. In line with common industry practice and to help enable comparability with other technology companies, the Company’s non-GAAP presentation excludes the impact of the goodwill write-off. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company’s performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of these certain GAAP and non-GAAP measures.

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss this release. To access ISSI's conference call via telephone, dial 1-719-325-4746 by 1:20 p.m. Pacific time. The call will be webcast from ISSI's website at http://www.issi.com.

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ISSI Release
October 28, 2008

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our strong balance sheet are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place resulting from difficulties in the market, liquidity and credit concerns or other factors, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the period ended September 30, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2008. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
John M. Cobb
Chief Financial Officer
Investor Relations
(408) 969-6600
ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007
				(1)

Net sales	$55,341	$63,329	$235,229	$245,395
Cost of sales	41,953	50,567	182,033	196,959
Gross profit	13,388	12,762	53,196	48,436

Operating expenses:
Research and development	5,598	4,694	20,848	20,174
Selling, general and administrative	8,202	7,016	31,429	32,660
Impairment of goodwill	25,338	-	25,338	-
Total operating expenses	39,138	11,710	77,615	52,834

Operating income (loss)	(25,750)	1,052	(24,419)	(4,398)
Interest and other income (expense), net	1,160	1,621	5,102	7,993
Gain on sale of investments	-	603	1,814	12,032
Income (loss) before income taxes, minority interest and equity in net loss of affiliated companies	(24,590)	3,276	(17,503)	15,627
Provision (benefit) for income taxes	56	(41)	197	4

Income (loss) before minority interest and equity in net loss of affiliated companies	(24,646)	3,317	(17,700)	15,623

Minority interest in net income of consolidated subsidiary	(65)	(65)	(63)	(170)
Equity in net loss of affiliated companies	-	-	-	(92)

Net income (loss)	$(24,711)	$3,252	$(17,763)	$15,361

Basic net income (loss) per share	$(0.92)	$0.09	$(0.60)	$0.41
Shares used in basic per share calculation	26,756	37,680	29,541	37,631

Diluted net income (loss) per share	$(0.92)	$0.09	$(0.60)	$0.40
Shares used in diluted per share calculation	26,756	37,999	29,541	37,975

Reconciliation of GAAP to Non-GAAP Financial Measures

Net income (loss):
On a GAAP basis	$(24,711)	$3,252	$(17,763)	$15,361
Goodwill impairment	25,338	-	25,338	-
On a non-GAAP basis	$627	$3,252	$7,575	$15,361

Diluted net income (loss) per share:
On a GAAP basis	$(0.92)	$0.09	$(0.60)	$0.40
Goodwill impairment	0.94	-	0.85	-
On a non-GAAP basis	$0.02	$0.09	$0.25	$0.40

(1) Derived from audited financial statements.

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	September 30,
	2008	2007
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$42,175	$53,722
Short-term investments	7,840	80,093
Accounts receivable, net	34,741	37,030
Inventories	39,222	32,056
Other current assets	4,717	6,134

Total current assets	128,695	209,035
Property, equipment and leasehold improvements, net	24,555	23,284
Long-term investments	19,304	-
Goodwill	-	25,338
Purchased intangible assets, net	2,000	3,538
Other assets	1,397	1,520
Total assets	$175,951	$262,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and notes	$-	$614
Accounts payable	35,171	36,509
Accrued compensation and benefits	3,729	3,588
Accrued expenses	8,157	6,734

Total current liabilities	47,057	47,445

Other long-term liabilities	715	793

Total liabilities	47,772	48,238

Commitments and contingencies

Minority interest	789	726

Stockholders' equity:
Common stock	3	4
Additional paid-in capital	310,712	376,998
Accumulated deficit	(180,431)	(162,668)
Accumulated comprehensive loss	(2,894)	(583)

Total stockholders' equity	127,390	213,751
Total liabilities and stockholders' equity	$175,951	$262,715

(1) Derived from audited financial statements.